UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 30, 2015

Net Element, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34887	90-1025599
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3363 NE 163rd Street, Suite 705, North Miami Beach, FL	33160
(Address of Principal Executive Offices)	(Zip Code)

(305) 507-8808
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

A.	Sale of Series A Preferred Stock.

On April 30, 2015, Net Element, Inc. (the “Company”) entered into a Securities Purchase Agreement with certain qualified institutional investors and certain institutional accredited investors providing for an offer and sale to the Investors of 5,500 shares of newly-issued Series A Convertible Preferred Stock of the Company having an aggregate offering price of $5,500,000 (the "Purchase Agreement").

In connection with and subject to the terms of the Purchase Agreement, the Company entered into, and on April 30, 2015 filed with the Secretary of State of the State of Delaware, a Certificate of Designations (the “Certificate of Designations”) of the Series A Convertible Preferred Stock, $0.01 par value per share (the “Convertible Preferred Stock”), which Certificate of Designations fixes the designations, powers, preferences and rights of the shares of such Convertible Preferred Stock and the qualifications, limitations or restrictions thereon.

Pursuant to the Purchase Agreement and the Certificate of Designations, dividends on the Convertible Preferred Stock will be 9% per annum (provided that upon certain triggering events, the dividend rate shall be increased to 18% per annum), payable monthly calculated on the basis of a 360-day year consisting of twelve 30-day months on May 29, 2015 and on the last trading day of each subsequent month. Dividends shall be payable in shares of the Company's Common Stock, par value $0.0001 per share (the "Common Stock") so long as certain equity conditions are satisfied (or waived); provided, that the Company may, at its option following notice to each holder of Convertible Preferred Stock, pay dividends in cash or, provided certain equity conditions are satisfied (or waiver), in a combination of cash and Common Stock. If the Company pays such dividends in Common Stock, then the Company will deliver to the holders of Convertible Preferred Stock a number of shares of Common Stock equal in value to the interest payment amount, divided by the lower of 92% of the lowest of (i) the arithmetic average of the 3 lowest weighted average prices of the Common Stock during the 15 consecutive trading day period ending on the trading day immediately preceding the applicable date of determination, (ii) the weighted average price of the Common Stock on the trading day immediately preceding the applicable date of determination and (iii) the weighted average price of the Common Stock on the applicable date of determination (the "Preferred Market Price"). Upon each conversion, redemption or monthly payment (as described below), an amount of dividends will be payable through the Convertible Preferred Stock's maturity date of April 30, 2017, that but for such event would have accrued with respect to such shares of Convertible Preferred Stock if the Convertible Preferred Stock had remained outstanding for the period from such event through such maturity date.

Each share of Convertible Preferred Stock is initially convertible at $1.74 per share (the "Preferred Fixed Conversion Price"); provided that a portion of the Convertible Preferred Stock becomes convertible at the Preferred Market Price as of the applicable conversion date. Subject to certain limited exceptions, if the Company issues or sells shares of Common Stock, rights to purchase shares of Common Stock, or securities convertible into shares of its Common Stock for a price per share that is less than the Preferred Fixed Conversion Price then in effect, the Preferred Fixed Conversion Price then in effect will be decreased to equal such lower price.

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On the last trading day of each month beginning on May 29, 2015 (each, an "Installment Dates"), the Company will pay to the holders of Convertible Preferred Stock an amount equal to the sum of (i) 1,000 shares of Convertible Preferred Stock (or such lesser number of shares then outstanding), (ii) the accrued and unpaid dividends thereon, (iii) dividends that would have accrued through April 30, 2017 but for such monthly payment and (iv) any such amount that a holder of Convertible Preferred Stock has elected to defer. The Holder has the ability to defer such monthly payments in its sole discretion. Each monthly payment may be made in cash, in Common Stock, or in a combination of cash and Common Stock. The Company’s ability to make such payments in Common Stock, in whole or in part, will be subject to the satisfaction (or waiver) of certain equity conditions. Such shares will be valued, as of the date on which notice is given by the Company that payment will be made in Common Stock at the Preferred Market Price as of such date. If the Company elects to pay such monthly payment in shares of the Company’s stock it is required to pre-deliver shares of Common Stock and is required to deliver additional shares, if any, to a true-up such number of shares to the number of shares required to be delivered on the applicable Installment Date pursuant to the calculation above.

Upon the occurrence of a triggering event under the Certificate of Designations, a holder of Convertible Preferred Stock may require the Company to redeem all or a portion of its Convertible Preferred Stock. The shares of Convertible Preferred Stock subject to such redemption must be redeemed by the Company, in cash, at a price equal to the sum of (x) the greater of (1) 120% of the amount being redeemed, and (2) the market value of the underlying shares and (y) the make-whole dividend amount through the maturity date of the Convertible Preferred Stock.

A holder of Convertible Preferred Stock may also require the Company to redeem all or a portion of its shares of Convertible Preferred Stock in connection with a transaction that results in a Change of Control, as defined in the Certificate of Designations. The Company must redeem the shares of Convertible Preferred Stock subject to such redemption in cash at a price equal to the sum of (x) the greater of (1) 125% of the amount being redeemed, and (2) the market value of the underlying shares and (y) the make-whole dividend amount through the maturity date of the Convertible Preferred Stock.

The Company's S-3 Registration Statement (as defined below) is subject to the "Baby Shelf Rules", in that it is restricted from selling in any 12-month period securities with a value exceeding more than one-third of the Company's non-affiliate public float as long as the Company's public float remains below $75,000,000. Under NASDAQ rules, the Company is also restricted to issue shares exceeding 19.999% of the amount of Common Stock of the Company issued and outstanding unless the Company’s stockholders shall have approved the issuance of shares of Common Stock in excess of 20% or NASDAQ has provided a waiver of the applicable Nasdaq Listing Rules (the “NASDAQ Requirement”). Such NASDAQ limitation does not apply if the Company’s stockholders approve issuances above such limitation. The Company intends to promptly, but in any event not later than May 30, 2015, hold a meeting of its stockholders to approve issuances in excess of the NASDAQ limitation.

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No holder of Convertible Preferred Stock has the right to convert the Convertible Preferred Stock to the extent that such conversion would result in such holder to become the beneficial owner of more than 4.99% of the Company’s Common Stock, unless the holder provides 61-day prior written notice to the Company of an increase of such percentage, in which case the number of shares of Common Stock issuable upon conversion may increase, but may never increase to more than 9.99% of the total outstanding Common Stock of the Company.

Pursuant to the Purchase Agreement, the Company also entered on April 30, 2015 into a Voting Agreement (the “Preferred Voting Agreement”), whereby certain existing stockholders of the Company agreed to vote to in favor of the transactions contemplated in the Purchase Agreement and the Certificate of Designation and against any action or agreement that would result in a breach of any covenant, representation, or warranty or any other obligation or agreement of the Company under the Purchase Agreement. Such stockholders agreed to be precluded from selling or otherwise transferring the Company securities owned by such stockholders until such vote is obtained.

Pursuant to the Purchase Agreement, certain officers and director of the Company, as a condition for the investors to enter into the transactions contemplated by the Purchase Agreement and the Certificate of Designations, entered on April 30, 2015 into Lock-Up Agreements (the “Lock-Up Agreements”). Under such Lock-Up Agreements, such shareholders agreed, subject to the certain limited exceptions, not to sell or otherwise transfer the Company securities owned by such directors and officers during the period when the Convertible Preferred Stock is outstanding.

The Board of Directors of the Company initially reserved 9,501,850 shares of Common Stock for the issuance of securities under the Purchase Agreement, subject to increase as required in the Certificate of Designations, the Purchase Agreement, or in any other agreement entered into by the parties to the Purchase Agreement in connection with the transactions contemplated by the Purchaser Agreement (the “Preferred Transaction Documents”) to reflect the underlying shares of Common Stock issuable pursuant to the Preferred Transaction Documents subject to applicable securities laws.

Revere Securities, LLC is acting as an exclusive placement agent in connection with the transactions contemplated by the Purchase Agreement and the Certificate of Designations (as well as the Note Purchase Agreement, as defined below), pursuant to that certain Equity Distribution Agreement between the Company and Revere Securities, LLC, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on January 28, 2015. The amount of compensation to be paid to Revere Securities, LLC with respect to such placement will be equal to 5.00% of the gross proceeds from this placement.

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The Company intends to use the net proceeds from the sales of Convertible Preferred Stock to pay all legal and other fees, costs and expenses related to and in connection with the transactions contemplated by the Purchase Agreement and the Certificate of Designations, for general corporate purposes, including working capital, sales and marketing activities, general and administrative matters, repayment of indebtedness, and capital expenditures, to pay the cash portion of the acquisition price of the PayOnline group of companies and for the purchase of residual distributions from agents.

The sales of the securities of the Company under the Purchase Agreement will be made pursuant to the Company's effective shelf registration statement on Form S-3 (File No. 333-199432)) (the "S-3 Registration Statement"), including the prospectus dated December 3, 2014, as supplemented by a prospectus supplement filed with the Commission on April 30, 2015.

The foregoing is only a brief description of the terms of the Certificate of Designations, the Purchase Agreement, the Preferred Voting Agreement and the Lock-Up Agreements, does not purport to be a complete description of the rights and obligations of the parties thereunder, and is qualified in its entirety by reference to such documents which are filed as Exhibits 3.1, 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K and incorporated by reference herein. The legal opinion of Snell & Wilmer L.L.P. relating to the legality of the issuance and sale of the securities of the Company is attached as Exhibit 5.1 to this Current Report on Form 8-K.

B.	Sale of Senior Convertible Notes and Warrants.

On April 30, 2015, Net Element, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Note Purchase Agreement”) with certain qualified institutional buyers and certain institutional accredited investors providing for the issuance by the Company of (i) senior convertible notes of the Company in the aggregate principal amount of $5,000,000 (the “Notes”), which, will be convertible (upon conversion, amortization, payment of interest, and as part of the make-whole amount, or otherwise) into shares of the Company’s Common Stock and (ii) warrants (the “Warrants”) exercisable to purchase such number of shares of Common Stock that equal 88% of the shares of Common Stock underlying the Notes (collectively, the “Debt and Warrant Transaction”). All $5 million of gross proceeds of the Debt and Warrant Transaction will be placed at closing into deposit accounts by the investors. The Company expects to receive $2.5 million of gross proceeds from the deposit accounts 30 days subsequent to receiving stockholder approval (as described below) and the satisfaction of certain other equity conditions. The Company expects to receive the remaining balances subsequently thereafter.

The investors each have the right, in their sole discretion, to elect to purchase additional Notes for up to $10,000,000 along with related Warrants. Such additional Notes will have terms substantively similar to the Notes and Warrants issued on the closing date, except that the conversion price and exercise price and the term of such securities will be fixed at the time of such additional closing date.

The Notes and the Warrants were issued to the Note Investors in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the "1933 Act"), and Rule 506(b) of Regulation D as promulgated by the Commission under the 1933 Act.

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Pursuant to the Note Purchase Agreement and the Notes, the Notes will mature on April 30, 2018, as may be extended as the option of the holder in an event of default and through the date that is 10 business days after the consummation of a change of control of the Company, and will accrue interest at the rate of 7% per annum (provided that upon certain events of default, the interest rate shall be increased to 18% per annum), payable in arrears monthly on the last trading day of each month, calculated on the basis of a 360-day year consisting of twelve 30-day months.

Interest shall be payable in Common Stock so long as certain equity conditions are satisfied (or waived); provided, that the Company may, at its option following notice to each holder of Notes, pay Interest in cash or, provided certain equity conditions are satisfied (or waiver), in a combination of cash and Common Stock. If the Company pays such Interest in Common Stock, then the Company will deliver to the holders of Notes a number of shares of Common Stock equal in value to the interest payment amount, divided by the lower of 93% of the lowest of (i) the arithmetic average of the 3 lowest weighted average prices of the Common Stock during the 15 consecutive trading day period ending on the trading day immediately preceding the applicable date of determination, (ii) the weighted average price of the Common Stock on the trading day immediately preceding the applicable date of determination and (iii) the weighted average price of the Common Stock on the applicable date of determination (the "Note Market Price"). Upon each conversion, redemption or monthly payment (as described below), an amount of Interest will be payable through the Notes' maturity date of April 30, 2018, that but for such event would have accrued with respect to such Notes if the Notes had remained outstanding for the period from such event through such maturity date. The Notes issued on the closing date will initially be convertible at the option of the holder into shares of Common Stock at $1.624 per share (the "Note Fixed Conversion Price"); provided that a portion of the Notes becomes convertible at the Note Market Price as of the applicable conversion date. Subject to certain limited exceptions, if the Company issues or sells shares of Common Stock, rights to purchase shares of Common Stock, or securities convertible into shares of its Common Stock for a price per share that is less than the Note Fixed Conversion Price then in effect, the Note Fixed Conversion Price then in effect will be decreased to equal such lower price. The Note Fixed Conversion Price will be fixed at 140% of the lowest of (i) 93% of the arithmetic average of the five (5) lowest weighted average prices of the Common Stock during the 20 consecutive trading day period ending on the trading day immediately preceding the applicable date of determination, (ii) 93% of the weighted average price of the Common Stock on the trading day immediately preceding the applicable date of determination and (iii) 93% of the weighted average price of the Common Stock on the applicable date of determination.

The Warrant is exercisable on or after the date of issuance and expire on the third (3rd) year anniversary of the date of issuance. The initial exercise price of the Warrants is $1.74 per share. If the Company issues or sells shares of Common Stock, rights to purchase shares of its Common Stock, or securities convertible into shares of its Common Stock for a price per share that is less than the exercise price then in effect, the exercise price of the Warrant will be decreased to equal such lesser price. Upon each such adjustment, the number of the shares of the Company’s common stock issuable upon exercise of the Warrant will increase proportionately. The foregoing adjustments to the exercise price for future stock issues will not apply to certain exempt issuances. If the resale of the shares of Common Stock issuable upon exercise of the Warrants is not covered by a registration statement under the 1933 Act, holders of Warrants may, in its sole discretion, elect to exercise the Warrants through a cashless exercise, in which case the holder would receive upon such exercise the “net number” of shares of Common Stock determined according to the formula set forth in the Warrants. At any time after the date that no Notes are outstanding, provided that certain equity conditions have been satisfied, the Company may force the exercise of all or any part of the Warrants then remaining. The Warrants contain standard protections for dividends, purchase rights and merger, consolidation or asset sale transactions.

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Upon the occurrence of an event of default under the Notes, a holder of Notes may require the Company to redeem all or a portion of its Notes. The portion of the Notes subject to such redemption must be redeemed by the Company, in cash, at a price equal to the sum of (x) the greater of (1) 125% of the amount being redeemed, and (2) the market value of the underlying shares and (y) the make-whole Interest amount through the maturity date of the Notes.

A holder of Convertible Preferred Stock may also require the Company to redeem all or a portion of its Notes in connection with a transaction that results in a Change of Control, as defined in the Notes. The Company must redeem each portion of the Note subject to such redemption in cash at a price equal to the sum of (x) the greater of (1) 125% of the amount being redeemed, and (2) the market value of the underlying shares and (y) the make-whole Interest amount through the maturity date of the Notes.

Under the terms of the Notes and the Warrants, the Company will not issue shares of Common Stock (either as a result of conversion or to pay interest for the Notes) if such transaction would result in the issuance of more than 19.999% of the amount of Common Stock of the Company issued and outstanding unless (i) the Company’s stockholders shall have approved the issuance of shares of Common Stock in excess of 20% of the amount of Common Stock of the Company issued and outstanding, or (ii) The NASDAQ has provided a waiver of Listing Rules that require stockholders' approval. Such limitation does not apply if the Company’s stockholders approve issuances above such limitation. The Company intends to promptly, but in any event not later than May 30, 2015, hold a meeting of its stockholders to approve issuances in excess of such limitation called.

For so long as any Notes are outstanding, the Company may not pay or declare any cash dividend or distribution on any securities of the Company other than with respect to the Convertible Preferred Stock.

No holder of Notes and/or Warrants has the right to convert the Note or exercise the Warrant to the extent that such conversion or exercise would result in such holder to become the beneficial owner of more than 4.99% of the Company’s Common Stock, unless the holder provides 61-day prior written notice to the Company of an increase of such percentage, in which case the number of shares of Common Stock issuable upon conversion or exercise may increase, but may never increase to more than 9.99% of the total outstanding Common Stock of the Company.

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Pursuant to the Note Purchase Agreement, the Company entered on April 30, 2015 into a Voting Agreement (the “Notes Voting Agreement”), whereby certain existing stockholders of the Company agreed to vote to in favor of the Debt and Warrant Transaction and against any action or agreement that would result in a breach of any covenant, representation, or warranty or any other obligation or agreement of the Company under the Note Purchase Agreement, the Notes and the Warrants. Under the Notes Voting Agreement, such stockholders are precluded from selling or otherwise transferring the Company securities owned by such stockholders until such vote is obtained.

As an inducement for the investors to enter into the Note Purchase Agreement, certain officers and director of the Company entered on April 30, 2015 into Lock-Up Agreements (the “Notes Lock-Up Agreement”), pursuant to which these stockholders agreed, subject to certain limited exceptions, not to sell or otherwise transfer the Company securities owned by such directors and officers during the period when the Notes are outstanding.

Pursuant to the Note Purchase Agreement, the Company also entered into a Registration Rights Agreement with the Note Investors (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company agreed to register for resale the Common Stock issuable in connection with the conversion of the Notes and the exercise of the Warrants.

The Board of Directors of the Company initially reserved (i) 25,000,000 shares of Common Stock for the issuance in connection with the conversion of the Notes and (ii) 130% of the maximum number of the shares of Common Stock issuable pursuant to the Warrants.

The Company intends to use the proceeds from the sale of the Notes and the Warrants for general corporate purposes and for working capital purposes but not for (i) the repayment of any outstanding indebtedness of the Company or any of its subsidiaries or (ii) the redemption or repurchase of any of its or its subsidiaries' equity securities.

The foregoing is only a brief description of the terms of the Note Purchase Agreement, the Notes, the Warrants, the Registration Rights Agreement, the Notes Lock-Up Agreement and the Notes Voting Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder, and is qualified in its entirety by reference to such documents which are filed as Exhibits 10.4, 4.1, 4.2, 10.5, 10.6 and 10.7, respectively, to this Current Report on Form 8-K and incorporated by reference herein. The legal opinion of Snell & Wilmer L.L.P. relating to the legality of the issuance and sale of the securities of the Company is attached as Exhibit 5.1 to this Current Report on Form 8-K.

Item 2.03          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement or a Registrant.

The disclosures in part B of Item 1.01 of this Current Report are incorporated herein by this reference.

Item 3.02	Unregistered Sales of Equity Securities

The disclosures in part B of Item 1.01 of this Current Report are incorporated herein by reference.

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Item 3.03	Material Modification to Rights of Security Holders

The information set forth in Item 1.01 of this Current Report is incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The disclosure in Item 3.03 of this Current Report is incorporated herein by reference.

Item 8.01	Other Events.

On May 1, 2015, the Company issued a press release announcing the transaction described in part A of Item 1.01 of this Current Report and the transactions described in part B of Item 1.01 of this Current Report. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

3.1	Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock

4.1	Form of Note

4.2	Form of Warrant

5.1	Opinion of Snell & Wilmer L.L.P.

10.1	Securities Purchase Agreement (Series A Preferred Stock) among the Company and the investors party thereto.

10.2	Form of Voting Agreement (related to Series A Preferred Stock sale) among the Company and the stockholders party thereto.

10.3	Form of Lock-Up Agreement (related to Series A Preferred Stock transaction)

10.4	Securities Purchase Agreement (Senior Convertible Notes and Warrants) among the Company and the investors party thereto

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10.5	Registration Rights Agreement among the Company and the investors party thereto

10.6	Form of Lock-Up Agreement (related to Senior Convertible Notes and Warrants transaction)

10.7	Form of Voting Agreement (related to Senior Convertible Notes and Warrants transaction) among the Company and the stockholders thereto.

23.1	Consent of Snell & Wilmer L.L.P. (included in Exhibit 5.1)

99.1	Press Release dated May 1, 2015.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 1, 2015

NET ELEMENT, INC.

By:	/s/ Jonathan New
Name: Jonathan New
Title: Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock

4.1	Form of Note

4.2	Form of Warrant

5.1	Opinion of Snell & Wilmer L.L.P.

10.1	Securities Purchase Agreement (Series A Preferred Stock) among the Company and the investors listed on the signature pages attached thereto.

10.2	Voting Agreement (related to Series A Preferred Stock sale) among the Company and the stockholders listed on the signature pages attached thereto.

10.3	Form of Lock-Up Agreement (related to Series A Preferred Stock transaction)

10.4	Securities Purchase Agreement (Senior Convertible Notes and Warrants) among the Company and the investors listed on the signature pages attached thereto.

10.5	Registration Rights Agreement among the Company and the investors listed on the signature pages attached thereto.

10.6	Form of Lock-Up Agreement (related to Senior Convertible Notes and Warrants transaction)

10.7	Voting Agreement (related to Senior Convertible Notes and Warrants transaction) among the Company and the stockholders listed on the signature pages attached thereto

23.1	Consent of Snell & Wilmer L.L.P. (included in Exhibit 5.1)

99.1	Press Release dated May 1, 2015.